Exhibit 99.1

Natural Gas Services Group Inc.
Conference Call
May 16, 2023

Operator: Good morning, ladies and gentlemen, and welcome to the Natural Gas Services Group, Inc. Quarter One 2023 Earnings Call. At this time, all participants are in listen-only mode. Operator assistance is available at any time during this conference by pressing 0 #.

I would now like to turn the call over to Ms. Anna Delgado. Please begin.

Anna Delgado: Thank you, Luke. Hello, everyone, and thank you for joining us to discuss our first quarter 2023 financial results. Today’s call is being webcast on our Investor Relations website, NGSGI.com. Also available on the site is our earnings press release, which was issued Monday, May 15th.

Before I hand the call over, I’d like to remind everyone that during today’s call, including Q&A, we may make forward-looking statements regarding expectations of the Company. These forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on this call.

These risks are detailed in our most recent Annual Report on Form 10-K, and as such, may be amended or supplemented by subsequent quarterly reports filed with the Securities and Exchange Commission. The statements made during this call are based upon information known to Natural Gas Services Group as of the date and time of this call and NGS assumes no obligation to update the information presented in today’s call.

With that, I’d like to turn the call over to Steve Taylor, our chairman of the board, interim CEO and president. Steve?

Stephen Taylor: Thank you, Anna and Luke, and good morning, everyone. Welcome to our first quarter 2023 earnings conference call. Thank you for joining us this morning. Before taking your questions, I’ll highlight our financial and operational results for the first quarter that were detailed in our earnings press release yesterday, discuss the current business environment, and provide comments on other aspects of our business.

The quarter marked the ninth quarter in a row of rental revenue growth. For the current sequential quarters, rental revenue alone grew almost 11%, while higher rental and sales revenues grew total revenues by 18%. Adjusted rental gross margins slipped 2% due to higher field expenses and a one-time, non-cash adjustment, but our total adjusted gross margin increased 4% sequentially. SG&A declined 4% and our bottom line net income had a positive swing of over $1 million from last quarter as we posted positive GAAP earnings.

As mentioned in our last earnings call, NGS closed on a substantial line of credit from our bank at the end of February. This was to fund the additional high-horsepower equipment we have already contracted as we continue to execute on our growth plan.

NGS has a solid and growing quarter. We have added more committed contracts for the past couple months. Our utilization continues to increase and pre-contracted activity remains at a high level for the rest of the year.

With that said, let’s look at the results from the first quarter of 2023. Total revenue for the three months ended March 31, 2023 increased to $26.6 million from $22.5 million for the three months ended December 31, 2023 or an 18% increase in sequential quarters. Total revenues increased year-over-year from $20.3 million for the three months ended March 31, 2022 for a 31% increase. Rental revenue increased 11% from $20.6 million in the three months ending December 31, 2022, compared to $22.7 million in the three months ending March 31, 2023.

Rental revenue increased to $22.7 million for the first quarter of 2023 from $17.1 million in the first quarter of 2022 for a 33% gain over the past year. Both comparative period increases were primarily the result of the increased deployment of higher-horsepower rental units, higher overall utilization across the fleet, and rental price increases throughout the year. Rental revenues have strengthened and are now running approximately 85% to 90% of our total revenues in all comparative periods.

As of March 31, 2023, we had 1,245 utilized rental units representing over 335,000 horsepower, compared to 1,276 rented units representing almost 307,000 horsepower as of March 31, 2022. We ended the first quarter with 66.4% utilization on a per-unit basis and 77.4% utilization on a horsepower basis. These are both improvements from the prior quarter. Notably, approximately 96% of our higher-horsepower fleet equipment is utilized and drawing rent, while 100% is contracted. The 4% difference represents units waiting to be installed.

Utilized horsepower increased 9% in the first quarter when compared to the year-ago period, while revenue per horsepower increased 21% when comparing the same periods, demonstrating the impact of the growth in higher-horsepower units and the price increases we have been able to implement over the past year. Our total fleet as of March 31, 2023 consists of 1,875 units with over 433,000 horsepower. Our large-horsepower assets comprised approximately 15% of our current utilized fleet by unit count, but these units provide approximately half of our current rental revenue stream.

Sales revenues for the sequential quarters increased from $1.3 million in the fourth quarter of 2023 to $3 million in Q1 2023, up from Q4 2022, I’m sorry, to the current quarter. This large increase in sequential revenues is primarily from idle equipment sales from the rental fleet and doubling our parts revenue from the sale of proprietary pressure control systems. On a year-over-year quarterly basis, sales revenue increased slightly from $2.9 million to $3 million.

As noted in our release this morning, adjusted gross rental margin slightly decreased sequentially from $11.3 million or 55% of revenue in the fourth quarter of ‘22 to $11.1 million or 49% of revenue in the first quarter of 2023. Half of this quarterly decline is due to a non-cash reclassification of inventory items from the balance sheet to the income statement or the balance of the expenses from higher R&M and parts costs. On a year-over-year basis, our adjusted rental gross margin of $11.1 million in the first quarter of 2023 increased approximately 40% when compared to $7.9 million in the same period in 2022.

Our SG&A expenses declined $200,000.00 in sequential quarters and total 17% of revenue this quarter. Sequentially, we reported an operating loss of $314,000.00 in the fourth quarter of 2022 compared to positive operating income of $402,000.00 in the first quarter of this year. This improvement was primarily due to higher total gross margin, lower SG&A expense, and $280,000.00 less in equipment retirement expense. This compares to operating income of $382,000.00 for the three months ended March 31, 2022.

Our net income in the first quarter of this year was $370,000.00 or $0.03 per basic and diluted share. This compares to a net loss of $756,000.00 in the fourth quarter of 2022 or a $0.06 loss per diluted share. In the year-ago quarter, our net income was $337,000.00. Adjusted EBITDA was flat at $7.7 million for sequential quarters, but increased 15% from $6.8 million from the same period in 2022.

Our cash balance as of March 31, 2023 was approximately $7.4 million with $61 million outstanding under our revolving credit facility. In the first quarter of this year, we realized cash flow from operations of $18.2 million compared to $5 million in the same quarter last year. We used $47.8 million for capital expenditures, $47 million of which was expended on our rental fleet in this current quarter.

The compression market remains very strong and we continue to see demand for new compression units, especially in the high-horsepower range. Last quarter, I mentioned that if opportunities present themselves, we’re likely to expand our fleet further to meet demand as long as such expansion meets our return expectations, contract requirements, and our cash availability. That said, we, in fact, secured additional contracts this quarter worth approximately $20 million to $25 million.

We also accelerated our build schedule, which brought another similar amount into this current year. This resulted in a large increase in our 2023 committed capital budget from the $95 million originally announced to $150 million currently. This is a large increase, but this projection is supported by present build schedules so that we will add approximately $50 million for each to the next two quarters in equipment assets. I caution to everyone that this may fluctuate to the downside due to supply chain constraints, but this is our best present estimate. Even with this, we are still seen at a demand that we cannot fulfill this year.

Also, I want to take time to introduce two new members that we have recently appointed to our board, Justin Jacobs and Don Tringali. Justin is the management committee director at Mill Road Capital Management, one of our largest shareholders; and Donald is the chief executive officer of Augusta Advisory Group. Both have extensive experience in private and public boards from a financial and governance perspective. A fuller description of their backgrounds is in our recently published proxy. We welcome them and look forward to their contributions to our board.

As I’ve just discussed, the demand for our equipment and services continues unabated. Based on our current build orders and our executed contracts, we are essentially sold out this year and we anticipate this continued into 2024. It’s too early to tell if next year continues as fast-paced as this one, but barring an extraordinary macro event, we anticipate that it’ll be another robust growth year.

Obviously, there can be headwinds. The consensus projected prices for WTI crude from Bloomberg anticipate crude oil in the mid-$80.00 per barrel range through 2025, another two-plus years. This is supported by OPEC’s recent decision to cut production, the potential refill of strategic petroleum reserve, and a continuing natural decline in production. Presently, approximately 75% of our utilized horsepower is employed in the production of crude oil, so our overall activity is now driven by crude oil pricing and production dynamics.

As far as natural gas, the picture is murkier and not as rosy. Natural gas prices have been extremely volatile over the past few months. Spot prices exceeded $9.00 per MMBtu in August of 2022 and they are currently at $2.24 at the end of April 2023. That’s a 75% decline in price in eight months.

Rigs drilling from natural gas hit their lowest point in seven years last week. The spike in prices last year was caused by some short-term worry about natural gas supply, but that quickly abated. We are now unfortunately stuck in the same natural gas price scenario that we have seen play out over the last decade. I don’t expect a whole lot of support to our business from natural gas prices and activity, but fortunately, only 25% of our utilized horsepower is employed in natural gas projects. However, if we do get any pricing uplift, it’ll add to the activity we already see. There are a lot of moving parts in the business right now, but I think we’re connecting all the dots and we look forward to continued growth.

Thanks for your time, and I look forward to your questions. [Pause] Luke?

Operator: Hello? Ladies and gentlemen, this time, we will conduct the question-and-answer session. If you would like to state a question, please press 7 # on your phone. Again, that’s 7 # and you will be placed in the queue in the order received. You can also press 7 # again to remove yourself from the queue. We are now ready to begin.

Our first question comes from Rob Brown with Lake Street Capital. Rob, go ahead please.

Robert Brown: Hi, Steve. Congrats on a good quarter.

Stephen Taylor: Hi, Rob. Yes, thanks.

Robert Brown: Just wanted to get a sense of kind of demand environment for the high horsepower. It’s been strong. How are you seeing it with the current commodity prices? Are you seeing more interest in activity there?

Stephen Taylor: The current commodity price – oil commodity price has weakened just a little bit, but we’re not – if we didn’t know that, we wouldn’t have even known that there is a $70.00, low $80.00 gas or oil price out there. Demand has continued, as I’ve mentioned, essentially unabated. I just mentioned the additional contracts we’ve gotten. We’ve tried to speed up some bills to get the stuff out quicker and we’re still seeing demand and it’s actually demand that we can’t fill this year due to schedules and cash commitments.

Presently, it’s just continuing non-stop and we anticipate that continuing on. If you’re starting to look into ‘24, which we’re trying to do now, it’s a little tougher because operators aren’t really publicizing too much of their 2024 schedules, but just based on continued demand we’re seeing and requests for equipment and things like that, ‘24 looks like it’s going to have a good start, but if everything else continues with the oil price hanging in - and I don’t think it has to go up a whole lot more. The demand is there even at the current price, which is a price that the operators can make money at, we anticipate demand continuing.

Our challenge is now execution. As I mentioned, you’re sold out and getting it built, getting it out on time, supply chain continues to be somewhat of an issue, not a killer, but as long as all that stuff stays together, we see the rest of the year and into ‘24 being good. Demand is there, it’s just now, I think among - with us and in the industry generally, it’s just how to fulfill all of it and I don’t think all the 2023 demand will get fulfilled. It’ll slide over into 2024.

Robert Brown: Yes, okay. Okay, good. Then maybe just review the capital commitment again on what you’ve sold and is that capital commitment to fulfill contracts that you have and that’s committed at this point, and just remind us what it is.

Stephen Taylor: Yes, it’s essentially the same stuff. The contracts we talked about last quarter were largely pre-contract, and I say largely. I think there’s 90%- 95% pre-contracted and the ones we’ve added this quarter are contracts. They’re not speculative builds or anticipated work, they’re signed contracts and that’s why we went ahead and added them and increased the capital budget. It’s equipment we’ve got to build now. The commitment level still stays at that 90% range. The 10% difference is some equipment we’ve got in there towards the end of the year and into 2014 that have not been committed at this point, but are being built, but we fully anticipate that equipment over the next six months being rented. So, the bottom line is we’re still running a 90% commitment rate on the stuff we’re building.

Robert Brown: I may have missed it when you spoke with the capital, the Capex expectations this year and I guess, the way we we’re talking, would that be similar next year? What’s the Capex expectations at this point?

Stephen Taylor: I don’t want to even project 2024 yet. I think last call, I was asked that question. I said, “Well, just based on the difference in what we anticipate the capital budget being and the bank line commitment we had, there’s about a $55 million difference.” I said, “Well, if everything stays static, it would probably be $55 million we spend next year just to finish out the bank commitment,” but now, the budget this year has grown to where there’s very little left in the bank commitment if we execute on everything we’ve gotten and the committed stuff. So, it’s very hard to say what 2024 is going to be right now.

Like I mentioned, the operators haven’t really put out anything publicly. Anything we hear is pretty much speculation and advanced projections from operators and those are hard to, I guess, commit to right now from a capital budget standpoint. We’re trying to get a better handle on it, but 2024, like I said, I think it’s going to be a robust growing year whether we spend $150 million. That’s a lot of money for two years in a row and I would be hesitant to say that, but give me another quarter or two and we’ll have a lot better handle, but it’s going to be a decent year. I just don’t know if it’s going to be as - as I mentioned in the remarks, I don’t know if it’s going to be as fast-paced as this year, because this is pretty extraordinary.

Robert Brown: Okay, great. Thank you. I’ll turn it over.

Stephen Taylor: Okay. Thanks, Rob.

Operator: Thank you very much, Rob. Our next question comes from Tate Sullivan with Maxim. Go ahead please.

Alejandro Nuno: Hi, good morning. It’s Alejandro Nuno on…

Stephen Taylor: Hey, Tate.

Alejandro Nuno: …for Tate Sullivan. Congratulations on the quarter.

Stephen Taylor: Who is this?

Alejandro Nuno: It’s Alejandro Nuno on for Tate Sullivan.

Stephen Taylor: Okay, Alejandro. How are you?

Alejandro Nuno: Good, how are you? Congrats on the quarter.

Stephen Taylor: Good.

Alejandro Nuno: I’m just kind of following up on the Capex comments. How much of the increased Capex guidance is for the 2,500-horsepower market? I think last quarter, you talked about it being about a third or a half for the $95 million commitment, so I wanted to see if, if we’re increasing it now that we’ve increased the Capex guidance as well.

Stephen Taylor: No, actually, the majority of it is 1,500 horsepower units. So, we didn’t change the 2,500 horsepower number, it’s just primarily we’ve had a lot of interest in the 1,500-horsepower equipment.

Alejandro Nuno: Great, thank you. Then, again, just kind of following up on the price increases. Should we see continuous price increases throughout 2023 or do you think – can you just give us a little more of a rundown on what we should be looking at as you see price increases throughout the rest of the year?

Stephen Taylor: Well, from a new equipment standpoint, we may, primarily because engines continue to get more expensive, compressors are more expensive, buildings are more expensive. So, from a new build, cost of goods sort of thing, we’re still seeing increases and if they continue like they are, we’re going to have to increase the rental rate on new equipment going forward. We’ll probably look at it – we constantly look at it, but we’ll make an assessment in the next quarter or so and just see what we see from an inflationary standpoint there.

From the existing fleet, it’s more of an operating expense question and where - the inflationary increases from the operating standpoint being labor, lubricants and stuff like that have – they’re still going up a little, but they’ve mitigated somewhat recently, but we’re keeping an eye on it and we’ll just have to see what - again, make an assessment of the next quarter as to what that pricing is looking like.

We’re seeing a little slowdown on some stuff, but it continues on. It’s not as extreme as it was last year, but - in the earlier part of this year, but we’re still getting to watch it a bit. I think there are still price increases going on in the industry as we speak and I think that’s more so a catch up to what we had already done versus maybe doing enough last year. There’s still some price increasing going on, still some costs going up, but as far as we go, we’re just going to look at it very carefully, probably in the next quarter or so, and determine if we need to do it.

There’s getting to be some pricing fatigue from customers, which is – we know what they’re talking about because we’re getting a little of it too from our suppliers, but we just got to make an overall assessment to see where it puts us.

Alejandro Nuno: Great. Thank you so much.

Operator: Thank you very much. Currently, we don’t have any questions in the queue, but if you have, please press 7 # and we will open up your line.

We have Hale Hoak with Hoak & Co. Go ahead, please.

Hale Hoak: Hey, Steve. It’s Hale. Congrats on good quarter.

Stephen Taylor: Hi, Hale. Yes, thanks.

Hale Hoak: Just to follow-up a little bit on the Capex questions and asking a little differently, if no new equipment orders came in and you just fulfilled what you’re currently obligated to fulfill, when would all of those units be in service? Is it six months from now or 12 months from now or how far out until all of them are in place?

Stephen Taylor: Look at the build schedule, of course, it’s the buildup about the third quarter then decline and this is from the standpoint of the build schedule being, “Okay, this is completed equipment and equipment we can start to place on contract and rentals,” so you get the typical sign away. So, all of the equipment would be – and from a time delay standpoint of, let’s just say, equipment that gets built and we’re receiving in Q2 will be installed and start generating revenue sometime in Q3, so you got about a lag like that. All the equipment that we’re building this year, I will anticipate being installed and all deploying a 100% rent by the end of Q1 2024.

Hale Hoak: Okay, great. I just was thinking about you had a nice quarter now, but you’re going to have a quarter with a real step function change and earnings power, I guess, later this year or early next year and we’re just trying to get my hands around the timing of that, but congrats and also, congrats on adding some guys to your board. I think it looks like you’ll get good perspective and we’ll talk to you soon.

Stephen Taylor: Okay. Yes, appreciate it. Appreciate the call.

Operator: Thank you very much. Our next question or last question comes from Kyle Krueger with Apollo Capital. Go ahead please.

Kyle Krueger: Good morning, Steve.

Stephen Taylor: Hi, Kyle.

Kyle Krueger: A couple of questions for you. Hi. Fantastic increase in revenues during the quarter; year-over-year operating income was basically flat. Would have expected significantly more operating leverage than that with that dramatic of a revenue increase, and I see a couple of the one-time factors, but is that revenue increase going to lead to significant profit prosperity going forward, and if so, what’s the timing associated with that? When will we start to see the earnings leverage come through?

Stephen Taylor: Well, I think just like talking to Hale there a second ago, we’ll see the majority of it. Q1 was the beginning of kind of the Capex build. As I mentioned, we’re going to start getting the majority of the equipment in Q2 and Q3. So, the second half is going to look a lot different than the first half of the year when we’re just starting out. So, we’re going to be getting the equipment, getting it installed, getting the rent started and things like that. I think you’ll start to see some real improvements all the way up and down the income statement and it’ll start at the second half and it’ll just build. Yes, I think you’ll see a Q3, Q4 and Q1 increase pretty consistently going that way.

Kyle Krueger: Any idea that you could give us as to what the expected incremental operating margin associated with $1.00 revenue increase could be? I would imagine it would be quite substantial; I mean, 20%, 30% that will start to see flow through off of that dramatic ramp in revenue.

Stephen Taylor: Yes. The revenue is the increase that we’re going to see, say the next year or next four quarters or so. We’ll be putting it this way, I would guess for every [Unintelligible] in dollar - for every dollar revenue we see go up, we’re going to see a commensurate 20% to 30% increase additional in operating income. I don’t think you’re too far off of that because we’re going to start seeing pretty substantial increases in a lot of stuff, revenue. This is new equipment going out and this new equipment is carrying higher prices than some of the existing equipment out there, and so there are a lot of levers in the income statement that’ll start to be pulled as we go through. Our SG&A is going to get better, I predicted that. We’re going to have a lot of tailwinds going forward. So, yes, I don’t think you’re too far off on your operating leverage, you think.

Kyle Krueger: Yes, okay. Now, typically, you guys have played in the lower-horsepower space, 250-ish, I think, was the average horsepower of your installed fleet going back two, three years ago. Now, you’re moving up into the 1,500 and beyond range. Is the manufacturing and fabrication process similar enough that you can guarantee customers contractual runtime performance or is this really a new piece of equipment for you that is needing to have runtime performance in order to perform according to what ordinary field-level statistics might be?

Stephen Taylor: Well, it’s a magnitude of difference in the equipment, so you’re right. Say five-plus years ago, our typical build was a 200, 250-horsepower unit. Now, we’re routinely building 1,500 and stepping into the 2,500 horsepower, so you get a magnitude change in just the horsepower and the size of the equipment. You get a big change in how it’s operated and maintained in the field, but from a design standpoint and how you can maintain runtime, some of the basics stay the same. They’re all our designs.

We’ve built a fair amount of the bigger stuff, but currently, in probably the last couple quarters, we’ve outsourced the majority of the bigger horsepower to our designs as always. We’ve found a couple good fabricators that have good quality and will build at a good price for us. So, we’re using the outsourced model more so now that we ever have in the past certainly from an additional horsepower standpoint, but from a runtime deal, we’ve always guaranteed high runtimes on equipment.

Now, on this bigger equipment, the customers typically demand even higher runtime on them because now, you’re starting to get into critical infrastructure when you’re getting into centralized compression, maybe touching some midstream stuff. Or any downtime, especially on a gas lift or production perspective is very profitable or very expensive for the operator. So, the more downtime you can give them, the more money they make. Number one, that drives rental rates up because your manpower gets more, your monitoring costs get more, et cetera. We are able to deliver very high runtime on this stuff, but you do have to spend a little more money to do it and that that drives some of our rates too. Customers are typically okay paying those higher rates if you can give them that kind of runtime because 1% or 2% additional runtime on the higher end, I mean, into the higher 90% runtime range is very profitable when you’re lifting thousands of barrels of oil a day from centralized stations. So, it’s more critical now than actually has been in the past with the medium horsepower.

Kyle Krueger: These being kind of brand-new units for you guys and you’re outsourcing the production and fabrication of them, isn’t it a new piece of equipment and are you sure that they’re performing according to contractual specifications and are you confident? How are you confident enough to - with really very few units out in the field now with accumulated performance, how are you confident to spend up to $150 million and take what has been a pristine balance sheet to one that, on a current run rate basis, has three times debt-to-EBITDA going presumably significantly higher?

Stephen Taylor: We’ve dealt with this equipment - the engines and compressors having built for us in this equipment is number one from the industry standpoint, longstanding, excellent quality goods so there’s no issue with the quality of the engines and the compressors and that’s from the industry standpoint. From the NGS standpoint, we’ve been dealing in the same engines and compressors for 45 years. So, yes, we’ve also got some history with it and we’re building more and more each day. With this equipment and the value of it and the runtime expectations and service expectations, every one of these big units are extensively monitored.

There’s probably, and there may be more, 30 to 40 monitoring points constantly on this equipment to track what’s going on, what’s good and what’s bad, et cetera. So, we’ve got an extremely high level of confidence in the equipment we’re putting out. We’re getting a lot of support from the factory and the suppliers and everything else on this stuff. So, that’s really not - that doesn’t keep us awake at night. We lose sleep over making sure we can make the runtime and things like that, more of a service aspect than an equipment aspect.

Kyle Krueger: Yes, okay. Could you update us, Steve, on the CEO, the full-time CEO replacement search?

Stephen Taylor: Yes, it’s been…

Kyle Krueger: What kind of candidates you’re coming up with and…

Stephen Taylor: We had a search going on, as I mentioned in the past. Now, with the two new directors on the board, which we announced a couple weeks ago, three weeks ago, I think, we want to involve them in that and so we’re taking a look at where we are, where we’ve been, what we’re going to do, et cetera, et cetera.

The candidates are what you’d expect. We’re trying to find different levels of experience whether it’s equipment experience, financial experience, et cetera. So, that criteria, to this point, hasn’t changed, but we are taking a little bit of a pause and reassessing with our new directors the candidates we’ve identified so far, the profiles we want and things like that. It’s going along, but it’ll resume to a fuller extent in the future.

Kyle Krueger: Have you expanded that exercise to include a full-scope strategic review with these new directors coming on, which presumably, with a CEO transition is so important? Are you including the outright sale or the - up to and including the outright sale of the company with respect to how the new directors and the CEO search is moving forward?

Stephen Taylor: Well, the new directors didn’t come on from the point of doing anything in particular with the company except increasing shareholder value, right? We’ve made no bones about the fact that we’re going to look at the company from the perspective of we’ve got this organic growth plan going on and we’ve got the big bank line and making sure that’s assessed correctly, we’re going forward the way we want, and things like that. I think whether it’s two new directors or the existing board before, we were always constantly looking at, what’s our horizon, what’s the future hold, what direction do we want to go, what other strategies and things like that. So, that’s really not going to change. Now, certainly, we got two new perspectives, two new eyes looking at things, which is great. From a business standpoint, that’s always what we ought to do, and we’re going to continue to assess our strategies, but our strategy right now is what I’ve just talked about, executing our growth plan, putting in a lot of new equipment, satisfying demand and stuff like that. So, really, that’s the point we’re at right now, just making sure we’re as tight as we can be on our present plan.

Kyle Krueger: Okay, thank you. Best of luck going forward. Looking forward to seeing the leverage come through based on the dramatic increase in revenue. Thank you, Steve.

Stephen Taylor: Okay. Thanks, Kyle.

Operator: Thank you very much, and that was our last question. Mr. Taylor, go ahead.

Stephen Taylor: Okay. Thanks, Luke, and thanks, everyone, for your time and joining on our call and I look forward to updating you on the next earnings call next quarter. Thank you.

Operator: Thank you, everyone. This concludes today’s conference call. Again, thank you for attending.

- End of Recording -